BADGER PAPER MILLS, INC.
                     RONALD E. SWANSON EMPLOYMENT AGREEMENT


     This Agreement is entered into on April 30, 2003, between BADGER PAPER MILLS, INC., a Wisconsin Corporation located at 200 West Front Street, Peshtigo, Wisconsin ("Badger") and RONALD E. SWANSON, an adult resident of Wisconsin Rapids, WI ("Swanson").

     1. Engagement. Badger shall employ Swanson as President and Chief Executive Officer effective May 1, 2003. Swanson accepts such employment in accordance with the terms and conditions of this Agreement.

     2. Duties. Swanson shall be the President and Chief Executive Officer of Badger and agrees to devote his full time, attention and best efforts to the performance of this employment. Swanson's duties of employment shall include such additional executive duties on behalf of Badger and operations of a character in keeping with Swanson's position as President and Chief Executive Officer of the company as may from time to time by designated by Badger's Board of Directors. As President and Chief Executive Officer of Badger, Swanson shall be in charge of the operations of the company and shall have full authority and responsibility, subject to the general direction and control of the Board of Directors, for formulating Badger's polices and administering its affairs in all respects, subject to the provisions contained in this Agreement.

     3. Term of Employment. Swanson's employment shall commence on May 1, 2003 and continue for a term of three (3) years, until April 30, 2006. Swanson's employment shall be automatically renewed for a period of two (2) years (until April 30, 2008) unless either party gives written notice of non-renewal to the other at least six (6) months prior to the end of the initial three (3) year term (written notice of non-renewal provided no later than November 1, 2007).

     4.   Compensation.

          A. Swanson shall be paid annual base compensation of $250,000.00. For 2003, Swanson shall receive a salary of $166,650.00. Swanson shall be eligible to receive bonus compensation calculated as a percentage of Pretax Income as described below. For 2003, Swanson shall receive a bonus which shall be calculated based on Pretax Income starting May 1, 2003, and shall not be based on Pretax Income of January through April 2003. "Pretax income" shall be the income shown on Badger's books determined in accordance with generally accepted accounting principles and practices utilized by Badger's independent public accountant or, such other firm of independent public accountants as may be determined from time to time. Pretax Income shall be calculated before payment of federal and state income taxes and before allowance for the bonus payment calculated pursuant to this Agreement. However, Pretax Income shall not include income from extraordinary items as determined by generally accepted accounting principles.

          B. Swanson shall be paid, as bonus compensation, the following amounts:

          Bonus Payment               Pretax Income
          -------------               -------------

               3%             Of      $0.00 - 1,000,000.00
              + 5%            Of      $1,000,001.00 - $3,000,000.00
              + 6%            Of      $3,000,001.00 and over

For example, if Badger has $5,000,000.00 of Pretax Income in a year, Swanson's bonus shall be $250,000.00 (3% yields $30,000, 5% yields $100,000, 6% yields
$120,000.00 = $250,000.00 bonus).

     The bonus shall be calculated and paid on the basis of audited results. Historically, audited results for a calendar year are available by March 31 of the following year.

     5.   Benefits. Swanson shall also receive the following benefits:

          A. Participation in Badger's comprehensive medical and dental insurance plan. The terms and conditions of the plan shall be provided under separate cover.

          B. Participation in Badger's profit sharing and 401(k) plan. The terms and conditions of the plan shall be provided under separate cover.

          C. Participation in a Qualified Stock Option Plan for Badger stock. Badger, (through the 1998 and/or 2002 Stock Option Plan) shall grant Swanson an option to purchase up to fifty thousand (50,000) shares of Badger stock at a price equivalent to the averaged bid and ask price for the five trading days immediately prior to May 1, 2003. This option to purchase Badger shares shall vest 33.3% upon the third anniversary of Swanson's employment with Badger (May 1, 2006); 33.3% upon the fourth anniversary of Swanson's employment with Badger (May 1, 2007); and 33.4% upon the fifth anniversary of Swanson's employment with Badger, (May 1,2008). Subscriptions shall be granted for a Ten (10) year term expiring on April 30, 2013 and shall generally be subject to the terms and conditions of the 1998 and/or 2002 Stock Option Plan. The Board

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

               of Directors, at its discretion, may issue additional options to Swanson in the future.

          D. Three weeks of paid vacation in 2003. Six weeks of paid vacation each calendar year thereafter. Paid holiday vacation shall be paid pursuant to Badger policy.

          E. Subject to underwriting requirements, Swanson shall be provided life insurance pursuant to Badger's group Term life insurance plan in an amount equivalent to two times Swanson's base salary ($500,000.00).

          F. Short term and long term disability insurance. The terms and conditions of the coverage shall be provided under separate cover.

          G.   Car allowance of $1,100.00 per month.

          H. Reimbursement for relocation expenses from Wisconsin Rapids, WI to Northeastern Wisconsin, up to an amount of $25,000. Badger will reimburse Swanson for the following, which may be taxable to him:

               (i) Reasonable expenses incurred in moving furniture, normal household goods and personal belongings.

               (ii) Reasonable expenses while house hunting, including trips to the Peshtigo, Wisconsin area with spouse.

              (iii) Reasonable temporary living expenses incurred in
                    Wisconsin/Michigan while awaiting occupancy of a primary residence.

               (iv) Reasonable meal expenses.

     6.   Termination of Employment.

          A. At any time during Swanson's employment, either party may terminate his employment by providing 30 days written notice.

          B. Badger may terminate Swanson's employment without notice for Cause, defined as:

               (i) Swanson's conviction or guilty plea to an offense involving fraud, embezzlement, theft, dishonesty or other criminal misconduct against Badger;

               (ii) Swanson's willful, wanton or grossly negligent misconduct in the course of his employment;

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

              (iii) Swanson's substantial and material breach of the Agreement.

          If Badger terminates Swanson for Cause, Swanson shall not be entitled to any severance pay.

          C.

               (i) If Badger terminates Swanson without Cause, Swanson shall be entitled to severance pay equivalent to 12 months base salary as of the date of termination, payable in twelve (12) equal monthly installments. If Swanson is terminated as a result of a Change of Control of Badger, defined as a sale or merger in which Badger does not survive as the acquiring entity, a transfer of more than 50% of Badger's common stock in a single transaction or series of related transactions and/or the sale of all or substantially all of Badger's assets in a single transaction or series of related transactions, Swanson shall be entitled to severance pay equivalent to 12 months base salary as of the date of termination. If Swanson's employment with Badger, or its successor, continues after a Change of Control at a base compensation less than his base compensation pursuant to this Agreement, Badger shall pay Swanson the difference between his base compensation pursuant to this Agreement, and his compensation for employment with Badger or its successor following the Change of Control for a period of twelve (12) months, payable in equal monthly installments.

               (ii) if Badger terminates Swanson without Cause prior to April
                    30, 2006, Swanson shall be entitled to continuation of health insurance for the period of time he was employed but no less than one (1) year. If Swanson continues to be employed after three (3) years and is terminated without Cause, Swanson shall be entitled to health insurance to age sixty-five (65). Health insurance shall be similar to a plan provided to other retired executive employees. The health insurance provision shall also include his wife. Health insurance shall not be provided to Swanson upon termination if similar or better health insurance is available from a subsequent employer.

     7. Trade Secrets and Confidential Information. During the term of this Agreement, Swanson may have access to, and become familiar with, various trade secrets and confidential information belonging to Badger including, but not limited to, research and development, product formulae and processes, sales methods, pricing and costs, customer lists, marketing

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

          plans and information, and strategic business plans. Swanson acknowledges that such confidential information and trade secrets are owned and shall be continued to be owned solely by Badger. During the term of his employment and for three (3) years after employment terminates for any reason, regardless of whether termination is initiated by Swanson or Badger, Swanson agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Badger or persons expressly designated by Badger, unless compelled to disclose by valid judicial process. Upon termination of Swanson's employment, for any reason whatsoever, Swanson shall return to Badger all originals and copies of Badger's books, records, documents, customer lists or other documents, in his possession.

     8.   Restrictive Covenant.

          A. For a period of two (2) years after this Agreement has been terminated for any reason, regardless of whether termination is initiated by Swanson or Badger, or for a period of time equal to the length of Swanson's employment if such tenure is less than two (2) years, Swanson will not, directly or indirectly, solicit any person, company, firm or corporation who is or was a customer at Badger during a period of three (3) years prior to the termination of Swanson's employment and who is or was one of Badger's top fifteen (15) customers by dollar volume as measured over a calendar year period. Swanson agrees not to solicit such customers on behalf of himself or any other person, firm, company or corporation.

          B. If the scope or enforceability of any provision of this Restrictive Covenant is disputed at any time, a court or other trier of fact may modify and enforce the Covenant to the extent that it believes the Covenant is reasonable under circumstances existing at that time.

          C. Swanson acknowledges that compliance with sections 7 and 8 is necessary to protect Badger's business and good will and that breach of these sections will irreparably and continually damage Badger. Further, an award of money damages will not be adequate to remedy such harm. Consequently, in the event of Swanson's breach of any of these covenants, Badger shall be entitled to both a preliminary or permanent injunction in order to prevent continuation of such harm; and money damages to include, without limitation, all reasonable costs and attorneys' fees incurred by Badger and enforcing the provisions of this agreement. The foregoing shall not prohibit employer from electing and pursuing any other remedy. If Swanson violates sections 7 or 8, Badger shall be entitled to recover, as a portion of its damages, but not as a

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

               full measure of damages, any and all severance payments made to Swanson under this Agreement whether already paid, or owing.

     9. Assignment. Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

     10. Severability. If any provision of Agreement is adjudged by any court to void or unenforceable in whole or in part, the adjudication shall not effect the validity of the remainder of the Agreement.

     11. Applicability. This Agreement shall be binding upon, and shall inure to the benefit of the parties and respective successors, heirs, assigns, executors, administrators and personal representatives.

     12. Notice. Any notice to be given to a party shall be in writing, deposited in the U.S. Mail, first class postage pre-paid, addressed to Badger at 200 West Front Street, Peshtigo, Wisconsin 54157 and to Swanson at such address as he shall designate from time to time.

     13. Complete Understanding. This Agreement constitutes the complete and entire understanding between the parties, all prior representations or agreements having been merged into this Agreement.

     14. Modification. No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

     15. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Wisconsin. Furthermore, any dispute between the parties arising from this Agreement or the parties business relationship shall be venued in the State of Wisconsin.

     IN WITNESS WHEREAS, the parties have executed this Agreement on the date set forth above.

                                        BADGER PAPER MILLS, INC.


                                        By: /s/ Harold J. Bergman
                                           -------------------------------------
                                            Harold J. Bergman
                                            Authorized Board Member



                                        By: /s/ Ronald E. Swanson
                                           -------------------------------------
                                            Ronald E. Swanson


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